Exhibit 10.20

(1) Diginex Solutions (HK) Limited

and

(2) ROMANO LORENZO MARIA

CONSULTANCY AGREEMENT

This Agreement is made on April 17, 2025 ("**Execution Date**") between:

1). Diginex Solutions (HK) Limited, a company incorporated in Hong Kong with registered address at Smart-Space Fintech 2 Room 3, Un. 401-404, Core C, Cyberport 3, 3 Cyberport Road, Telegraph Bay, Hong Kong **("the Company"); and**

2). ROMANO Lorenzo Maria, a permanent resident of Switzerland with passport number X9070854 and residential address at [redacted] **("you" or the "Consultant").**

Company and Consultant are each a "**Party**" and collectively, the "**Parties**".

RECITAL

The Consultant has agreed to provide certain consultancy services to the Company on the terms of this Agreement.

IT IS AGREED as follows:

1. **Definitions**

The following definitions apply in this agreement:

"Business Day"	a day (other than a Saturday, Sunday or public holiday) when banks in Swizerland are open for business;
"Fee"	the fee to be paid to the Consultant for the Services, as detailed in Schedule 1 to this Agreement;
"Services"	the services to be provided by the Consultant to the Company, as detailed in Schedule 1 to this Agreement;

2. **The Services**

2.1 The Consultant will provide the Services on such dates and times as may be mutually agreed with the Company.

2.2 The Services will be provided in such a manner (in person or remotely) and in respect of such locations as the parties may from time to time agree.

2.3 The Consultant will provide the Services at a high standard of service level and which complies with prevailing standards of accepted business practices and ethics.

3. **Compensation and Expenses**

3.1 The Company will compensate the Consultant for the Services as provided for in Schedule 1.

3.2 All approved expenses (incl. travel, accommodation, or other business purchases made in relation to the Services by the Consultant) shall be reimbursed based upon acceptable proof of disbursement.

3.3 Payments to the Consultant shall be made within 30 days of submission of an invoice.

3.4 The Consultant's invoice(s) shall detail the Services provided, the Fee, any Expense and any document agreed to by the Parties. Invoiced Fees and Expenses shall be payable in arrears, with all transfer fees being born by the Consultant, to the nominated bank account of the Consultant. Where the Service is recurring, invoices shall be issued at no more than on a monthly basis.

4. **Relationship Between The Parties**

The relationship of the Consultant to the Company under this agreement shall be that of an independent contractor and at no time must the Consultant hold himself out as being an employee or agent of the Company.

5. **Tax and Liabilities**

5.1 The Consultant shall be solely responsible for the payment of all taxes, national insurance contributions, social security contributions, or other similar obligations arising solely from the compensation received under this Agreement, in accordance with the applicable laws of the Consultant's country of residence.

The Company shall not be liable for any such taxes or contributions unless such liability arises due to its own failure to comply with applicable tax or employment regulations.

The Consultant agrees to indemnify the Company only in respect of claims, penalties or liabilities that directly result from the Consultant's failure to fulfill their own tax obligations, provided that such liabilities are not caused or contributed to by any act or omission of the Company.

5.2 The Consultant shall have personal liability for and shall indemnify the Company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from any breach by the Consultant, or any substitute engaged by the Consultant, of the terms of this Agreement, including any negligent or reckless act, omission or default in the provision of the Services and any liabilities arising from claim by the Consultant that the Consultant is an employee.

6. **Confidentiality**

6.1 The Consultant shall neither during the period of this Agreement or any at any time after its termination, divulge or communicate to any person, company, business entity or other organisation, or use for the Consultant's own purposes or for any purposes other than those of the Company or through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any trade secrets or confidential information relating to the Company. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Consultant.

6.2 For the purposes of this Agreement, "Confidential Information" shall mean any information relating to the Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company including without limitation details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into the Consultant's possession and which the Company regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential", and any and all information which has been or may be derived or obtained from any such information.

6.3 Confidential Information shall not include any information, however designated, which:

(a) is or becomes known publicly through no fault of the Consultant;

(b) is learned by the Consultant from a third party and whom the Consultant believes in good faith is entitled to disclose it;

(c) is already known to the Consultant before receipt of such information from the Company; or,

(d) is independently developed by the Consultant as shown by the Consultant's written records (provided that the Consultant is no in default of its obligations under this Agreement including for the avoidance of doubt, Clause 7).

6.4 The Consultant acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Consultant or otherwise) relating to the business of the Company (and any copies of the same), shall be and remain the property of the Company and shall be handed over by the Consultant to the Company on demand and in any event on the termination of this Agreement and the Consultant shall certify that all such property has been so handed over and that no copies or extracts have been retained.

6.5 The Consultant may furnish confidential information if and when required by applicable law, such as but not limited to a sub peona or demand from a governmental authority, in which event the Consultant shall as soon as practicable inform the Company of such disclosure and use reasonable endeavours to seek confidential treatment of such Confidential Information and assist the Company in limiting the scope of such disclosure. The Consultant shall be entitled to disclose Confidential Information to the Consultant's own advisors who are under a professional obligation of confidentiality.

7. **Intellectual Property Rights**

7.1 The Consultant agrees to disclose promptly to the Company any invention, idea, development, discovery, improvement or process, which the Consultant creates, produces or develops either in the course of providing the Services or as a result of information while providing the Services (**"Works"**).

7.2 The Consultant agrees that all copyright, design rights, registered designs and other intellectual property rights in any Works shall be assigned to the Company (including, where appropriate, by way of assignment of future rights) for their full terms throughout the world, whether or not capable of registration, for no consideration or, if required by law, in consideration of the sum of $1. The Consultant agrees at the Company's request and cost, to take such actions and execute any document as is reasonably necessary to vest properly all such rights in the Company or, (where so directed by the Company), in its nominee and to secure all appropriate forms of protection for and defend and enforce such rights. The Consultant agrees not to do anything, which might prejudice the Company's rights under this clause 7.2.

7.3 The rights and obligations under this clause 7 shall continue in force and effect after the termination of the consultancy with the Company in respect of Inventions made during the period of such consultancy.

8. **Termination of the Agreement**

8.1 Either Party may at any time terminate this Agreement by giving the other party one (1) month's written notice. Notwithstanding the foregoing, the Company may terminate this Agreement immediately upon notice if the Consultant:

(a) commits a serious breach of any of the Consultant's obligations to the Company;

(b) fails continuously to provide, or refuses to provide, the Services to the standards or time scales reasonably expected by the Company;

(c) acts in any way which materially prejudices the interests of the Company; or

(d) is incapable of providing the Services for reasons of ill health or other incapacity for an aggregate period of one month when such Services are requested.

8.2 Upon termination of this Agreement, the Company shall pay the Consultant fees and expenses due and payable up to the date of termination.

8.3 Upon expiry of this Agreement or on termination of this Agreement, the Consultant shall return to the Company all property belonging to the Company or its clients, which is in the Consultant's possession or control and the Consultant shall not without the written consent of the Company retain any copies thereof.

8.4 Upon termination, this Agreement shall be of no effect, save for Section 6, 7 and 9.

9. **Covenants of the Consultant**

9.1 In order to protect the confidential information and business connections of the Company, the Consultant covenants and agrees, and shall procure each of its shareholders and employees

to agree, that during the term of this Agreement, and for a period of 12 months following this Agreement's termination, the Consultant, its shareholders and employees shall not:

(a) solicit or endeavour to entice away from the Company any customer of the Company with a view to providing such customer with goods or services in competition with the Company for a period of 12 months from the termination or expiry of this Agreement, whichever is sooner;

(b) offer to employ, engage or otherwise endeavour to entice away, any employee, consultant or service provider of the Company (whether or not such person would be in breach of contract as result of such employment or engagement) for a period of 12 months from the termination or expiry of this Agreement, whichever is sooner; or

(c) present itself in anyway as being connected with the Company, other than as a former consultant, or use any registered names or trading names associated with the Company.

10. **General**

10.1 Any notice required by this Agreement to be given by either party to the other shall be in writing and shall be served by sending the same by registered post or e-mail to the address of the other party given herein or to such other address as that party shall have notified in writing to the other party as their address for such service and any receipt issued by the postal authorities shall be conclusive evidence of the fact and date of posting of any such notice.

10.2 This Agreement contains the entire understanding between the parties and supersedes any previous agreements or undertakings.

10.3 The terms of this Agreement shall be governed by Hong Kong law and both the Consultant and the Company submits to the exclusive jurisdiction of the Hong Kong Courts.

10.4 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the one same agreement.

DocuSigned by:
Mark Justin Blick
00F81DD80804445...

Signature: ______________________________

Diginex Solutions (HK) Limited: Mark Blick, CEO

Signé par :
Lorenzo Romano
C665944678A1466...

Signature: ______________________________

ROMANO, Lorenzo Maria

SCHEDULE 1

1. Services

1. The consultant's services shall include Advisory Lead (M&A).

2. The Services shall commence on April 17th, 2025 (the "Start Date") and shall continue unless terminated earlier in accordance with clause 8 of the Agreement.

2. Compensation

2.1 The fee for the services shall be [redacted] per month (the "Monthly Fee").